Exhibit 4.7

MARSHALL & ILSLEY CORPORATION

AMENDED AND RESTATED

1997 EXECUTIVE STOCK OPTION AND RESTRICTED STOCK PLAN

effective January 1, 2006, retroactive to January 1, 2005

as further amended on October 19, 2006

1. Objectives. The Marshall & Ilsley Corporation 1997 Executive Stock Option and Restricted Stock Plan is designed to attract and retain certain selected officers and key employees whose skills and talents are important to the Company’s operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2. Definitions.

(a) “Award” shall mean the grant of any form of stock option or stock award to a Plan Participant pursuant to such terms, conditions and limitations as the Board or Committee may establish in order to fulfill the objectives of the Plan.

(b) “Award Agreement” shall mean an agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

(c) “Board” shall mean the Board of Directors of Marshall & Ilsley Corporation.

(d) “Cause” shall mean the discharge of an employee on account of fraud or embezzlement against the Company or serious and willful acts of misconduct which, in the reasonable judgment of the Committee, are detrimental to the business of the Company.

(e) “Change in Control” shall mean any of the following:

(i) The acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-three percent (33%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions of common stock shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege or by one person or a group of persons acting in concert), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger, statutory share exchange or consolidation which would not be a Change in Control under paragraph (iii) of this Section 2(e); or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation, unless, following such reorganization, merger, statutory share exchange or consolidation, (A) more than two-thirds (2/3) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, statutory share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, statutory share exchange or consolidation, (B) no person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, statutory share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, statutory share exchange or consolidation, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv) Consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than two-thirds (2/3) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

(f) “Common Stock” or “stock” shall mean the authorized and issued or unissued $1.00 par value common stock of the Company.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” shall mean the Executive Compensation Committee of the Board of Directors of Marshall & Ilsley Corporation. The Committee shall be comprised of at least two non-employee directors all of whom are “disinterested” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 and “outside directors” within the meaning of Section 162(m) of the Code.

(i) “Company” shall mean Marshall & Ilsley Corporation and its subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which Marshall & Ilsley Corporation has a significant equity interest, as determined in the sole discretion of the Committee.

(j) “Fair Market Value” shall mean the closing sale price of Common Stock on the NASDAQ National Market System as reported in the Midwest Edition of the Wall Street Journal for the date of grant provided that, if no sales of Common Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange, or, failing any such sales, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

(k) “Participant” shall mean an employee of the Company to whom an Award has been made under the Plan.

(l) “Plan” shall mean the Marshall & Ilsley Corporation 1997 Executive Stock Option and Restricted Stock Plan.

(m) “Retirement” shall mean the termination of a Participant’s employment on or after age 65.

3. Eligibility. Employees of the Company eligible for an Award under the Plan are those who hold positions of responsibility and whose performance, in the judgment of the Board, the Committee or the management of the Company, can have a significant effect on the success of the Company.

4. Common Stock Available for Awards. The number of shares that may be issued under the Plan for Awards granted wholly or partly in stock during the term of the Plan is 5,000,000, subject to adjustment as provided in Section 14 hereof, provided that not more than 1,000,000 shares may be subject to incentive stock options. The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards. Common Stock related to Awards that are forfeited, terminated or expire unexercised, shall immediately become available for Awards. No employee shall be eligible to receive Awards aggregating more than 1,000,000 shares of Common Stock reserved under the Plan during the term of the Plan, subject to adjustment as provided in Section 14 hereof.

5. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which employees are Plan Participants, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan.

6. Delegation of Authority. The Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish.

7. Awards. The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award including any vesting requirements. The type of Awards available under the Plan are those listed in this Section 7. In all events, upon the occurrence of a Change in Control, all Awards will become fully vested and immediately exercisable.

(a) Stock Option. A grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant, as determined by the Committee. A stock option may be in the form of a nonqualified stock option or an incentive stock option (“ISO”). An ISO, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which ISOs are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that ISOs shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that ISOs shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company).

(b) Restricted Stock Award. An Award of stock for such consideration as the Committee may specify may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Committee and set forth in the Award Agreement.

8. Deferred Payment of Awards. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code including, at the choice of Participants, the capability to make further deferrals for payment after retirement. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in stock or units of stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments denominated in stock or units of stock.

9. Stock Option Exercise. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash or by means of tendering Common Stock, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof.

10. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Company may defer making delivery with respect to Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.

11. Amendment, Modification, Suspension or Discontinuance of the Plan. The Board may terminate the Plan or make such modifications or amendments thereto as it shall deem advisable in order to conform to any law or regulation applicable thereto; provided, however, that the Board may not, unless otherwise permitted under applicable law, without further approval of the shareholders of the Company, adopt any amendment to the Plan which would cause the Plan to no longer comply with Section 162(m) of the Code, or any successor provision or other regulatory requirements. No such termination, modification or amendment of the Plan may, without the consent of a Participant, adversely affect the rights of such Participant under an outstanding Award then held by the Participant.

12. Termination of Employment. If the employment of a Participant terminates, other than pursuant to paragraphs (a) through (c) of this Section 12, all unexercised, deferred and unpaid Awards shall terminate 90 days after such termination of employment or service, unless the Award Agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Award Agreement. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

(a) Retirement. When a Participant’s employment terminates as a result of Retirement or early retirement, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement, or early retirement, and the exercisability and vesting of any Award may be accelerated.

(b) Resignation in the Best Interests of the Company. When a Participant resigns from the Company and, in the judgment of the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and (ii) permit the exercise, vesting and payment of such Awards for such period as may be set forth in the applicable Award Agreement.

(c) Death or Disability of a Participant.

(i) In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Subject to subparagraph (iii) below, Awards so passing shall be exercised or paid out at such times and in such manner as if the Participant were living.

(ii) In the event a Participant is deemed by the Company to be disabled within the meaning of Section 22(e)(3) of the Code, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

(iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time (1) terminate restrictions in Award Agreements; (2) accelerate any or all installments and rights; and (3) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant’s estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries.

(iv) In the event of uncertainty as to interpretation of or controversies concerning this paragraph (c) of Section 12, the Committee’s determinations shall be binding and conclusive.

(d) No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment at any time.

13. Nonassignability. Except as provided in subsection (c) of Section 12 and this Section 13, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to be transferred to members of the Participant’s immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, “immediate family” shall mean a Participant’s spouse, issue and spouses of his issue.

14. Adjustments. In the event of any corporate event or transaction, such as a merger, consolidation, share exchange, recapitalization, reorganization, separation, stock dividend, stock split, split-up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in an equitable manner (including adjustments to avoid fractional shares), the number of Common Shares (i) reserved under the Plan, (ii) available for Incentive Stock Options or Restricted Stock, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock, (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume Awards, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards for previously issued awards or an assumption of previously issued awards. All adjustments under this Section 14 shall be made in a manner such that they will not result in a penalty under Section 409A of the Code. Any adjustment, waiver, conversion or other action taken by the Committee under this Section 14 shall be conclusive and binding on all Participants, the Company and their successors, assigns and beneficiaries.

15. Notice. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them.

16. Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to Common Stock under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any Common Stock, nor shall the Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any Common Stock to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

17. Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Wisconsin and construed accordingly.

18. Effective and Termination Dates. The effective date of the Plan is February 13, 1997. The Plan shall terminate on February 12, 2007 subject to earlier termination by the Board pursuant to Section 11, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

19. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant’s regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.